Exhibit 10.1

AMENDMENT NO. 2 TO THE TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (the “Company”) 2018 MANAGEMENT STOCK PURCHASE PLAN, AS AMENDED

This Amendment No. 2 to the 2018 Management Stock Purchase Plan, as amended and restated on March 13, 2018, as previously amended by Amendment No. 1 dated June 15, 2019 (the “MSPP”; capitalized terms used herein without definition have the meanings specified in the MSPP), was approved on July 14, 2020 by the Compensation Committee of the Board of Directors of the Company.

1.	Amendment to Voluntary Holding Period Definition. The definition of Voluntary Holding Period in Section 1.25 of the MSPP is hereby amended in full to read as follows:

“Voluntary Holding Period” means, subject to Section 5.01 below, the two (2) year period following a Purchase Date (or, if earlier, until the occurrence of a Change in Control (as defined in the SIP)) during which a Participant may hold any shares of Stock purchased on his or her behalf pursuant to the Plan to be eligible to receive a Matching RSA under the SIP.

2.	Amendment to Matching Restricted Stock Award. Article V of the MSPP is amended in full to read as follows:

Section 5.01 Matching RSA. Each share purchased under the Plan and held through the end of the applicable Voluntary Holding Period is eligible for a Matching RSA under the SIP. On a quarterly basis or upon a Change in Control, as applicable, any shares purchased through the Plan that have satisfied the completion of the Voluntary Holding Period will be eligible for a Matching RSA. As soon as practicable after the Voluntary Holding Period has been met the Company shall award to the Participant, pursuant to the terms of the SIP, restricted stock (or fully vested stock in the event the Matching RSA is granted due to a Change in Control consistent with the terms of the Restricted Stock Agreement) of a number of Shares of Stock equal to the number that have achieved the Voluntary Holding Period. Matching RSAs shall constitute actual stock and shall have the rights and privileges defined in the SIP and supporting Restricted Stock Agreement. Any Matching RSAs granted to a Participant as a result of meeting the requirements under this MSPP shall be held in an Account maintained by the Designated Broker for such Participant. TSI will make reasonable efforts to maintain a sufficient number of shares available for issuance under the SIP. In the event that there are insufficient shares of Stock available for issuance under the SIP, the aggregate number of shares underlying Matching RSAs shall be appropriately reduced among the Participants on a pro rata basis.

(a)       Limit on Matching Restricted Stock. The cumulative number of Matching RSAs that may be issued in any calendar year will be equal to the lesser of 50% of the shares available for grant under the SIP or the number of MSPP shares that have met the Voluntary Holding Period for that calendar year.

(b)       Matching RSA Vesting. Matching RSAs shall vest, and the restrictions thereon shall lapse, on the two-year anniversary of their Award Date. All other terms and conditions will be as set forth in an applicable Award Agreement or the SIP. Notwithstanding anything to the contrary, in the event that a Matching RSA is granted upon the occurrence of a Change in Control, the Matching RSA shall be fully vested.

(c)       Employment Required. Notwithstanding anything herein to the contrary, a Participant must be employed by the Company or an affiliate of the Company on the date on which the Matching RSA is granted (including, without limitation, at the time of the Change in Control) in order to receive a Matching RSA pursuant to this MSPP.

2.	Except as set forth herein, the MSPP is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment No. 2 to the MSPP has been duly executed by an authorized officer of the Company.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Stuart Steinberg
	Name:	Stuart Steinberg
	Title:	General Counsel